Exhibit 99.1

SigmaTron International, Inc. Reports Third Quarter Financial Results for Fiscal 2017

ELK GROVE VILLAGE, Ill., March 13, 2017 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the third quarter ended January 31, 2017.

Revenues increased to $61.9 million for the third quarter of fiscal 2017 from $59.2 million for the same quarter in the prior year.  A net loss of $47,852 was incurred in the third fiscal quarter compared to net income of $218,728 for the same period in the prior year.  Basic and diluted (loss) per share were each ($0.01) for the quarter ended January 31, 2017, compared to basic and diluted earnings per share each $0.05 for the same quarter in fiscal 2016.

For the nine months ended January 31, 2017, revenues decreased to $186.7 million compared to $193.2 million for the same period in the prior year.  Net income for the period ended January 31, 2017 was $132,040 compared to net income of $2,033,832 for the same period in the prior year.  Basic and diluted earnings per share for the nine months ended January 31, 2017, were each $0.03, compared to basic and diluted earnings per share of $0.49 and $0.48, respectively, for the nine months ended January 31, 2016.

Commenting on SigmaTron’s third quarter fiscal 2017 results, Gary R. Fairhead, President, Chief Executive Officer, and Chairman of the Board, said, “As stated in our second quarter press release we had concern that we may have a loss in the third quarter.  However, I’m pleased to report that the post-election activity with some of our customers was positive allowing revenue to grow modestly and allowing us to post a small pre-tax profit.

“Based on what we’ve seen since the election, we remain positive and optimistic regarding our fourth fiscal quarter and beyond.  Many programs with existing customers that were on hold have been released and in some cases expedited.  New customers with significant programs that we have been working with for a period of time are finally expected to go to market during our fourth quarter or during the beginning of fiscal 2018.  Many of these programs are in new markets for us.  Based on these developments we are optimistic for the balance of calendar 2017.

“With that said, ongoing pricing pressures remain from both customers and suppliers.  We will continue to manage those as we have in the past and believe that the new business and projected increased volume will improve our profitability.  There is uncertainty regarding the new Administration’s foreign trade policy, specifically with Mexico and China.  While that remains an unknown, we believe that our footprint will continue to serve us well as that policy continues to unfold, and generally we will find ourselves in a similar position to many of our competitors.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2017	2016	2017	2016

Net sales	$61,896,226	$59,206,344	$186,658,581	$193,150,783

Cost of products sold	56,477,208	53,498,248	170,232,866	173,615,400

Gross profit	5,419,018	5,708,096	16,425,715	19,535,383

Selling and administrative expenses	5,085,079	5,120,848	15,417,793	15,700,276

Operating income	333,939	587,248	1,007,922	3,835,107

Other expense	244,903	209,649	665,412	638,149

Income from operations before income tax	89,036	377,599	342,510	3,196,958

Income tax expense	136,888	158,871	210,470	1,163,126

Net (loss) income	($47,852)	$218,728	$132,040	$2,033,832

Net (loss) income per common share - basic	($0.01)	$0.05	$0.03	$0.49

Net (loss) income per common share - assuming dilution	($0.01)	$0.05	$0.03	$0.48

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,186,813	4,229,378	4,223,395	4,239,169

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	April 30,
	2017	2016

Assets:

Current assets	$96,581,916	$94,090,884

Machinery and equipment-net	33,648,994	33,080,858

Deferred income taxes	179,934	233,057
Intangibles	4,336,100	4,703,245
Goodwill	3,222,899	3,222,899
Other assets	1,041,149	1,418,398

Total assets	$139,010,992	$136,749,341

Liabilities and stockholders' equity:

Current liabilities	$46,514,897	$45,986,309

Long-term obligations	31,982,026	30,687,154

Stockholders' equity	60,514,069	60,075,878

Total liabilities and stockholders' equity	$139,010,992	$136,749,341

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095